Exhibit 3

Pillar 3 Report

June 2018

Incorporating the requirements of APS330

Westpac Banking Corporation | ABN 33 007 457 141

Westpac bankSA St.George BT Financial Group RAMS Bank of Melbourne

200 | Westpac GROUP

Pillar 3 report
Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	4
Group structure	5
Capital overview	7
Leverage ratio	10
Credit risk exposures	11
Securitisation	15
Appendix
Appendix I – APS330 Quantitative requirements	18
Disclosure regarding forward-looking statements	19

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group June 2018 Pillar 3 Report

Pillar 3 report
Executive summary

%	30 June 2018	31 March 2018	30 June 2017
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.4	10.5	10.0
Additional Tier 1 capital	2.2	2.3	1.7
Tier 1 capital ratio	12.6	12.8	11.7
Tier 2 capital	2.2	2.0	2.3
Total regulatory capital ratio	14.8	14.8	14.0

APRA leverage ratio	5.6	5.8	5.2

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.4% at 30 June 2018. Consistent with the normal quarterly trend, the CET1 capital ratio at 30 June 2018 was lower than at 31 March 2018 principally due to the determination of the 2018 interim dividend (net of the dividend reinvestment plan) (69 basis point net decrease). Excluding the impact of the dividend, the CET1 capital ratio was boosted by the conversion of $566 million of preference shares to ordinary shares (14 basis points increase) and earnings for the quarter, partially offset by a rise in risk weighted assets (RWA). There were no material model changes or regulatory adjustments to RWA during the quarter.

$m	30 June 2018	31 March 2018	30 June 2017
Risk weighted assets
Credit risk	361,558	361,391	352,732
Market risk	8,672	7,406	8,700
Operational risk	30,850	30,866	31,229
Interest rate risk in the banking book	13,064	12,875	8,848
Other	3,399	3,206	5,061
Total RWA	417,543	415,744	406,570
Total Exposure at Default	1,024,015	1,013,355	990,379

Total RWA increased $1.8 billion or 0.4% this quarter:

•    Credit risk RWA increased $0.2 billion, mostly from growth in the portfolio which added $1.2 billion to RWA and was largely offset by the combination of credit quality improvements (reduced RWA by $0.7 billion) and foreign currency translation impacts, primarily related to NZ$ lending (reduced RWA by $0.5 billion); and

•    Non-credit RWA increased $1.6 billion or 3.0%. Market risk RWA increased $1.3 billion primarily due to higher interest rate risk in the trading book.

Exposure at Default (EAD)

Over the quarter, EAD increased $10.7 billion or 1.1%, primarily driven by a $5.9 billion increase in sovereign exposures associated with an increase in liquid assets and a $3.7 billion rise in residential mortgages.

Leverage Ratio

At 30 June 2018 Westpac’s leverage ratio was 5.6%, 0.2% lower than 31 March 2018, following the determination of the 2018 interim dividend.

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Pillar 3 report
Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

•    Capital instruments under Attachment B of APS330; and

•    The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

•    A new capital instrument is issued that will form part of regulatory capital; or

•    A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

4 | Westpac Group June 2018 Pillar 3 Report

Pillar 3 report
Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

•     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

•     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

•     insurance;

•     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

•     non-financial (commercial) operations; or

•     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1  APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

[2]  Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

[3]  Refer to Note 35 of Westpac’s 2017 Annual Report for further details.

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Pillar 3 report
Group structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 15 November 2017, the RBNZ advised WNZL of changes to its conditions of registration resulting from its review of WNZL’s compliance with the RBNZ’s ‘Capital Adequacy Framework’ (Internal Models Based Approach) (BS2B). The changes to WNZL’s conditions of registration came into effect on 31 December 2017 and increased the minimum Total Capital ratio, Tier 1 Capital ratio and Common Equity Tier 1 Capital ratio of WNZL and its controlled entities by 2%. WNZL has also agreed with the RBNZ to maintain the Total Capital ratio of WNZL and its controlled entities above 15.1%. WNZL and its controlled entities retain an appropriate amount of capital to comply with the increased minimum ratios.

[1]  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

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Capital overview

Capital management strategy

Westpac’s approach to capital management seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•      the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

•      consideration of both economic and regulatory capital requirements;

•      a stress testing framework that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

•      consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

In light of APRA’s announcement on “unquestionably strong” capital on 19 July 2017, Westpac has ceased to use its preferred range for the CET1 ratio of 8.75% to 9.25% as a guide to managing capital levels. Westpac will revise its preferred range for the CET1 ratio once APRA finalises its review of the capital adequacy framework.  In the interim, Westpac will seek to operate with a CET1 ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

•      current regulatory capital minimums and the capital conservation buffer (CCB), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)1;

•      stress testing to calibrate an appropriate buffer against a downturn; and

•      quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 ratio fall below the total CET1 requirement, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Westpac’s capital adequacy ratios

%	30 June 2018	31 March 2018	30 June 2017
Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.4	10.5	10.0
Additional Tier 1 capital	2.2	2.3	1.7
Tier 1 capital ratio	12.6	12.8	11.7
Tier 2 capital	2.2	2.0	2.3
Total regulatory capital ratio	14.8	14.8	14.0

Westpac Group at Level 1
Common equity Tier 1 capital ratio	10.2	10.4	9.9
Additional Tier 1 capital	2.3	2.4	1.8
Tier 1 capital ratio	12.5	12.8	11.7
Tier 2 capital	2.3	2.1	2.6
Total regulatory capital ratio	14.8	14.9	14.3

Westpac New Zealand Limited’s capital adequacy ratios

%	30 June 2018	31 March 2018	30 June 2017
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	12.2	11.8	11.3
Additional Tier 1 capital	2.8	2.8	-
Tier 1 capital ratio	15.0	14.6	11.3
Tier 2 capital	2.1	2.0	2.0
Total regulatory capital ratio	17.1	16.6	13.3

1     Noting that APRA may apply higher CET1 requirements for an individual ADI.

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Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

30 June 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	70,539	1,811	72,350	5,788
Business lending	35,402	984	36,386	2,911
Sovereign	1,616	962	2,578	206
Bank	6,482	48	6,530	522
Residential mortgages	129,827	5,481	135,308	10,825
Australian credit cards	6,464	-	6,464	517
Other retail	14,213	1,011	15,224	1,218
Small business	16,144	-	16,144	1,292
Specialised lending	57,299	432	57,731	4,618
Securitisation	5,932	-	5,932	475
Mark-to-market related credit risk[3]	-	6,911	6,911	553
Total	343,918	17,640	361,558	28,925
Market risk			8,672	694
Operational risk			30,850	2,468
Interest rate risk in the banking book			13,064	1,045
Other assets[4]			3,399	272
Total			417,543	33,404

31 March 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,590	1,861	73,451	5,876
Business lending	34,872	996	35,868	2,869
Sovereign	1,536	841	2,377	190
Bank	6,253	46	6,299	504
Residential mortgages	129,748	5,470	135,218	10,817
Australian credit cards	6,553	-	6,553	524
Other retail	14,056	1,013	15,069	1,205
Small business	16,017	-	16,017	1,281
Specialised lending	57,239	412	57,651	4,612
Securitisation	5,869	-	5,869	470
Mark-to-market related credit risk[3]	-	7,019	7,019	562
Total	343,733	17,658	361,391	28,911
Market risk			7,406	592
Operational risk			30,866	2,469
Interest rate risk in the banking book			12,875	1,030
Other assets[4]			3,206	256
Total			415,744	33,258

1     Total capital required is calculated as 8% of total risk weighted assets.

2     Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3     Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4     Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Pillar 3 report
Capital overview

30 June 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	74,074	1,561	75,635	6,051
Business lending	34,395	1,016	35,411	2,833
Sovereign	1,552	1,053	2,605	208
Bank	5,707	17	5,724	458
Residential mortgages	128,195	4,701	132,896	10,632
Australian credit cards	5,972	-	5,972	478
Other retail	13,594	1,061	14,655	1,172
Small business	11,744	-	11,744	940
Specialised lending	56,809	394	57,203	4,576
Securitisation	4,245	-	4,245	340
Mark-to-market related credit risk[3]	-	6,642	6,642	531
Total	336,287	16,445	352,732	28,219
Market risk			8,700	696
Operational risk			31,229	2,498
Interest rate risk in the banking book			8,848	708
Other assets[4]			5,061	405
Total			406,570	32,526

1     Total capital required is calculated as 8% of total risk weighted assets.

2     Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3     Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Leverage ratio disclosure

Leverage ratio

The following table summarises Westpac’s leverage ratio at 30 June 2018. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	30 June 2018	31 March 2018	31 December 2017	30 September 2017
Tier 1 Capital	52.6	53.2	50.0	51.2
Total Exposures	935.1	925.2	909.7	903.5
Leverage ratio	5.6%	5.8%	5.5%	5.7%

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Pillar 3 report
Credit risk exposures

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,145	70,539	555	455	115	49	20
Business lending	54,185	35,402	631	427	316	182	54
Sovereign	82,167	1,616	2	2	-	-	-
Bank	24,985	6,482	8	8	-	-	-
Residential mortgages	551,333	129,827	1,211	998	309	94	73
Australian credit cards	19,522	6,464	365	312	95	48	203
Other retail	17,418	14,213	614	477	294	137	266
Small business	33,021	16,144	454	333	174	80	77
Specialised Lending	67,388	57,299	846	599	170	68	2
Securitisation	26,815	5,932	-	-	-	-	-
Standardised[2]	18,036	17,640	-	-	22	12	1
Total	1,024,015	361,558	4,686	3,611	1,495	670	696

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,865	71,590	585	455	164	94	-
Business lending	53,750	34,872	623	415	317	176	26
Sovereign	76,316	1,536	1	1	-	-	-
Bank	23,866	6,253	8	8	-	-	-
Residential mortgages	547,681	129,748	1,206	998	310	98	47
Australian credit cards	19,640	6,553	371	319	95	47	134
Other retail	17,695	14,056	607	472	290	135	173
Small business	32,904	16,017	443	329	169	77	52
Specialised Lending	66,993	57,239	855	609	167	60	1
Securitisation	26,562	5,869	-	-	-	-	-
Standardised[2]	18,083	17,658	-	-	23	12	1
Total	1,013,355	361,391	4,699	3,606	1,535	699	434

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	126,576	74,074	856	491	489	332	182
Business lending	52,156	34,395	643	408	324	183	116
Sovereign	76,533	1,552	2	2	-	-	-
Bank	20,264	5,707	6	6	-	-	-
Residential mortgages	538,458	128,195	1,201	993	305	98	57
Australian credit cards	19,896	5,972	315	244	122	57	242
Other retail	18,319	13,594	565	406	288	146	288
Small business	27,301	11,744	309	199	116	53	51
Specialised Lending	67,312	56,809	892	586	248	110	62
Securitisation	26,690	4,245	-	-	-	-	-
Standardised[2]	16,874	16,445	-	-	21	11	1
Total	990,379	352,732	4,789	3,335	1,913	990	999

1     Includes regulatory expected losses for defaulted and non-defaulted exposures.

2     Includes mark-to-market related credit risk.

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Credit risk exposures

Exposure at Default by major type

30 June 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	61,514	54,850	12,781	129,145	129,505
Business lending	41,181	13,004	-	54,185	53,968
Sovereign	78,106	1,845	2,216	82,167	79,242
Bank	14,660	1,783	8,542	24,985	24,426
Residential mortgages	475,193	76,140	-	551,333	549,507
Australian credit cards	9,671	9,851	-	19,522	19,581
Other retail	13,851	3,567	-	17,418	17,557
Small business	26,177	6,844	-	33,021	32,963
Specialised lending	53,400	13,060	928	67,388	67,191
Securitisation[2]	21,966	4,724	125	26,815	26,689
Standardised	13,945	1,216	2,875	18,036	18,060
Total	809,664	186,884	27,467	1,024,015	1,018,685

31 March 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[3]
Corporate	62,625	54,926	12,314	129,865	128,758
Business lending	40,236	13,514	-	53,750	53,386
Sovereign	72,069	1,770	2,477	76,316	73,561
Bank	14,322	1,612	7,932	23,866	22,560
Residential mortgages	469,967	77,714	-	547,681	543,616
Australian credit cards	9,787	9,853	-	19,640	19,724
Other retail	14,049	3,646	-	17,695	17,795
Small business	25,820	7,084	-	32,904	31,016
Specialised lending	53,317	12,718	958	66,993	67,333
Securitisation[2]	20,892	5,549	121	26,562	26,920
Standardised	13,909	1,215	2,959	18,083	17,907
Total	796,993	189,601	26,761	1,013,355	1,002,576

30 June 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[4]
Corporate	61,180	56,117	9,279	126,576	127,809
Business lending	38,908	13,248	-	52,156	51,650
Sovereign	71,506	1,780	3,247	76,533	72,832
Bank	13,062	1,724	5,478	20,264	20,301
Residential mortgages	459,588	78,870	-	538,458	533,395
Australian credit cards	10,028	9,868	-	19,896	19,925
Other retail	14,610	3,709	-	18,319	18,322
Small business	22,001	5,300	-	27,301	27,093
Specialised lending	52,272	14,035	1,005	67,312	66,888
Securitisation[2]	19,287	7,266	137	26,690	25,558
Standardised	13,274	1,175	2,425	16,874	16,603
Total	775,716	193,092	21,571	990,379	980,376

1      Average is based on exposures as at 30 June 2018 and 31 March 2018.

2      The EAD associated with securitisations is for the banking book only.

3      Average is based on exposures as at 31 March 2018, 31 December 2017, and 30 September 2017.

4      Average is based on exposures as at 30 June 2017 and 31 March 2017.

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Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

30 June 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	437	233	670	NA	670
for defaulted but not impaired loans	NA	201	201	NA	201
General Reserve for Credit Loss	NA	2,235	2,235	355	2,590
Total provisions for impairment charges	437	2,669	3,106	355	3,461

31 March 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	471	228	699	NA	699
for defaulted but not impaired loans	NA	190	190	NA	190
General Reserve for Credit Loss	NA	2,276	2,276	339	2,615
Total provisions for impairment charges	471	2,694	3,165	339	3,504

30 June 2017	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	747	243	990	NA	990
for defaulted but not impaired loans	NA	176	176	NA	176
General Reserve for Credit Loss	NA	2,329	2,329	278	2,607
Total provisions for impairment charges	747	2,748	3,495	278	3,773

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Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
30 June 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	78	115	49	43%	20
Business lending	264	316	182	58%	54
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,145	309	94	30%	73
Australian credit cards	-	95	48	51%	203
Other retail	-	294	137	47%	266
Small business	165	174	80	46%	77
Specialised lending	292	170	68	40%	2
Securitisation	-	-	-	-	-
Standardised	24	22	12	55%	1
Total	3,968	1,495	670	45%	696

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	80	164	94	57%	-
Business lending	251	317	176	56%	26
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,988	310	98	32%	47
Australian credit cards	-	95	47	49%	134
Other retail	-	290	135	47%	173
Small business	137	169	77	46%	52
Specialised lending	295	167	60	36%	1
Securitisation	-	-	-	-	-
Standardised	18	23	12	52%	1
Total	3,769	1,535	699	46%	434

	Items		Specific	Specific	Actual
30 June 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	32	489	332	68%	182
Business lending	246	324	183	56%	116
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,805	305	98	32%	57
Australian credit cards	-	122	57	47%	242
Other retail	-	288	146	51%	288
Small business	145	116	53	46%	51
Specialised lending	254	248	110	44%	62
Securitisation	-	-	-	-	-
Standardised	20	21	11	52%	1
Total	3,502	1,913	990	52%	999

14 | Westpac Group June 2018 Pillar 3 Report

Pillar 3 report
Securitisation

Banking book summary of securitisation activity by asset type

For the 3 months ended
30 June 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	10,002	-
Credit cards	-	-
Auto and equipment finance	567	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	10,569	-

For the 6 months ended
31 March 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	11,074	-
Credit cards	-	-
Auto and equipment finance	1,436	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	12,510	-

For the 3 months ended
30 June 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	6,454	-
Credit cards	-	-
Auto and equipment finance	530	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	6,984	-

Westpac Group June 2018 Pillar 3 Report | 15

Pillar 3 report
Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

30 June 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,102	32	9,134
Liquidity facilities	-	-	266	266
Funding facilities	5,157	-	1,932	7,089
Underwriting facilities	-	-	-	-
Lending facilities	505	-	24	529
Warehouse facilities	7,178	-	2,619	9,797
Total	12,840	9,102	4,873	26,815

31 March 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,253	33	9,286
Liquidity facilities	40	-	266	306
Funding facilities	4,428	-	2,576	7,004
Underwriting facilities	-	-	-	-
Lending facilities	441	-	75	516
Warehouse facilities	6,711	-	2,739	9,450
Total	11,620	9,253	5,689	26,562

30 June 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,288	-	8,288
Liquidity facilities	-	-	1,018	1,018
Funding facilities	10,999	-	6,166	17,165
Underwriting facilities	-	-	82	82
Lending facilities	-	-	137	137
Warehouse facilities	-	-	-	-
Total	10,999	8,288	7,403	26,690

16 | Westpac Group June 2018 Pillar 3 Report

Pillar 3 report
Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 June 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	150	-	150
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	51	51
Other derivatives	-	-	36	36
Total	-	150	87	237

31 March 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	150	-	150
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	37	37
Total	-	150	91	241

30 June 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	297	-	297
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	55	55
Total	-	297	109	406

1     EAD associated with trading book securitisation is not included in EAD by major type on page 12. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

Westpac Group June 2018 Pillar 3 Report | 17

Pillar 3 report
Appendix I - APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 47		Summary leverage ratio	10

Attachment C
Table 3:	(a) to (e)	Capital requirements	8
Capital Adequacy	(f)	Westpac’s capital adequacy ratios	7
		Capital adequacy ratios of major subsidiary banks	7

Table 4:	(a)	Exposure at Default by major type	12
Credit Risk - general disclosures	(b)	Impaired and past due loans	14
	(c)	General reserve for credit loss	13

Table 5: Securitisation exposures	(a)	Banking Book summary of securitisation activity by asset type	15
	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	16
		Trading Book summary of on and off-balance sheet securitisation by exposure type	17

Exchange rates

The following exchange rates were used in this Westpac Pillar 3 report, and reflect spot rates for the period end.

	30 June 2018	31 March 2018	30 June 2017
USD	0.7387	0.7670	0.7690
GBP	0.5635	0.5445	0.5908
NZD	1.0911	1.0650	1.0494
EUR	0.6347	0.6220	0.6722

18 | Westpac Group June 2018 Pillar 3 Report

Pillar 3 report
Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

•     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•     regulatory investigations, and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

•     internal and external events which may adversely impact Westpac’s reputation;

•     information security breaches, including cyberattacks;

•     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•     market volatility, including uncertain conditions in funding, equity and asset markets;

•     adverse asset, credit or capital market conditions;

•     the conduct, behaviour or practices of Westpac or its staff;

•     changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

•     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•     market liquidity and investor confidence;

•     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

•     the effects of competition, including from established providers of financial services and from non-financial service entities in the geographic and business areas in which Westpac conducts its operations;

•     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

•     the incidence or severity of Westpac insured events;

•     the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•     changes to the value of Westpac’s intangible assets;

•     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

•     the success of strategic decisions involving diversification or innovation, in addition to business expansion activity, business acquisitions and the integration of new businesses; and

•     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac refer to ‘Risk factors’ in Westpac’s 2018 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Westpac Group June 2018 Pillar 3 Report | 19